Exhibit 99.1

NEWS RELEASE
Superior Uniform Group, Inc. An American Stock Exchange Listed Company 10055 Seminole Boulevard Seminole, Florida 33772-2539 Telephone (727) 397-9611 Fax (727) 803-9623

Contact: Andrew D. Demott, Jr., CFO	FOR IMMEDIATE RELEASE
(727) 803-7135

SUPERIOR UNIFORM GROUP FIRST QUARTER EARNINGS CLIMB BY 81%

SEMINOLE, Florida - April 22, 2004 – Michael Benstock, Chief Executive Officer of Superior Uniform Group, Inc. (AMEX: SGC), manufacturer of uniforms, career apparel and accessories, today announced that for the first quarter ended March 31, 2004, sales were $32,975,388 compared with 2003 first quarter sales of $30,954,947. Net earnings were $1,130,468 or $.15 per share (diluted) compared to 2003 first quarter earnings of $626,186 or $.09 per share (diluted).

In making the earnings announcement, Mr. Benstock stated: “We are very pleased to report a 7% increase in revenues, as well as an 81% increase in net earnings. The first quarter included the positive influence of several new national account contracts that were signed at the end of the third quarter of 2003 as well as a general improvement in business conditions. Our earnings were favorably affected by the increase in sales as well as by our ongoing cost reduction measures. Gross margins remain very strong, as we have continued to focus on broadening the scope of our global sourcing efforts.”

Mr. Benstock continued, “The integration of our recent UniVogue acquisition is progressing nicely and we anticipate that it will continue to add positive results to our 2004 earnings. Slightly less than half of the increase in revenues in the first quarter is attributable to the acquisition of UniVogue, which was effective March 1, 2004. While the general economic outlook still remains somewhat cloudy and is subject to the geopolitical climate, we anticipate that the balance of 2004 will continue to show positive operating results in comparison to 2003.”

Superior Uniform Group, through its marketing divisions – Fashion Seal Uniforms®, Martin’s®, Empire®, Fashion Seal Hospitality, Worklon®, Universal®, Sope Creek®, and UniVogue – manufactures and sells a wide range of uniforms, corporate I.D., career apparel and accessories for the hospital and healthcare fields; hotels; fast food and other restaurants; and public safety, industrial, transportation and commercial markets, as well as corporate and resort embroidered sportswear.

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Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation those identified in the Company’s SEC filings, which could cause actual results to differ from those projected.

SUPERIOR UNIFORM GROUP, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

THREE MONTHS ENDED MARCH 31,

(Unaudited)

	2004	2003
Net sales	$32,975,388	$30,954,947

Costs and expenses:
Cost of goods sold	21,302,101	20,015,455
Selling and administrative expenses	9,764,758	9,802,665
Interest expense	158,061	170,641

	31,224,920	29,988,761

Earnings before taxes on income	1,750,468	966,186
Taxes on income	620,000	340,000

Net earnings	1,130,468	626,186

Basic net earnings per common share	$0.15	$0.09

Diluted net earnings per common share	$0.15	$0.09

Dividends per common share	$0.135	$0.135

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SUPERIOR UNIFORM GROUP, INC.

CONSOLIDATED BALANCE SHEETS

MARCH 31,

(Unaudited)

	2004	2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,869,778	$8,379,346
Accounts receivable and other current assets	28,047,092	22,329,554
Inventories	37,410,289	42,518,137

TOTAL CURRENT ASSETS	77,327,159	73,227,037

PROPERTY, PLANT AND EQUIPMENT, NET	19,156,550	19,302,414
GOODWILL AND OTHER INTANGIBLE ASSETS	3,298,494	741,929
OTHER ASSETS	6,078,078	5,421,273
DEFERRED INCOME TAXES	—	20,000

	$105,860,281	$98,712,653

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,509,079	$4,192,836
Accrued expenses	6,508,273	6,437,085
Current portion of long-term debt	1,200,365	1,122,999

TOTAL CURRENT LIABILITIES	14,217,717	11,752,920

LONG-TERM DEBT	5,956,839	7,157,204
DEFERRED INCOME TAXES	100,000	—
SHAREHOLDERS’ EQUITY:
Preferred stock, $1 par value - authorized 300,000 shares (none issued)	—	—
Common stock, $.001 par value - authorized 50,000,000 shares; issued and outstanding 7,422,437, and 7,137,887, respectively	7,422	7,138
Additional paid-in capital	14,215,659	10,933,969
Retained earnings	72,015,644	69,734,422
Cumulative Comprehensive Income (Loss)	(653,000)	(873,000)

TOTAL SHAREHOLDERS’ EQUITY	85,585,725	79,802,529

	$105,860,281	$98,712,653